Item 14

Exhibit 21       Company Subsidiaries


                                     Jurisdiction of             Year
                Name                  Organization           Incorporated
                ----                  ------------           ------------

IRT Management Company                   Georgia                 1990

VW Mall, Inc.                            Georgia                 1994

IRT Alabama, Inc.                        Alabama                 1997

IRT Capital Corporation                  Georgia                 1996

     All are wholly-owned subsidiaries of the Company except IRT Capital Corporation ("IRTCC"). The Company owns 96% of IRTCC's non-voting common stock and 1% of its voting stock.